Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Kevin F. McLaughlin, President, Chief Operating Officer and Secretary of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Reports Changes to Executive Management Team

Waltham, MA — September 7, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced changes to its executive management team.  The Company is pleased to report that Kevin F. McLaughlin has been appointed as the Company’s President and Chief Operating Officer.  Mr. McLaughlin will replace William K. Heiden, who has resigned from the Company to pursue other opportunities.  Mr. McLaughlin has served as Chief Financial Officer since joining the Company in 1996 and has also served as Treasurer since 1998.  Mr. McLaughlin will continue to serve as the Company’s Secretary.

Edward C. English will replace Mr. McLaughlin and assume the role of Vice President, Chief Financial Officer and Treasurer of the Company.  Mr. English has been with the Company since 1997 and prior to his promotion, was serving as the Company’s Senior Director of Finance and Corporate Controller.  Prior to joining the Company, Mr. English was a manager at KPMG LLP.  Mr. English is a graduate of Georgetown University and received a joint M.S. in Accounting and MBA from Northeastern University.  Mr. English also is a Certified Public Accountant.

Patrick J. Zenner, a member of the Company’s Board of Directors and the Chairman of the Board’s Sales and Marketing Committee, will continue to work closely with management to provide guidance and recommendations to the Plenaxis® sales and marketing team.  The Company is actively seeking a senior executive to lead the Plenaxis® commercialization efforts.

Commenting on Mr. McLaughlin’s promotion, Malcolm L. Gefter, Ph.D., the Company’s Chairman and Chief Executive Officer stated, “Kevin is an eight year veteran of the Company and in that period of time has proven himself to the Board, management and the employees as an individual who is capable of successfully leading the organization.  The Board and I are very pleased with this appointment and know that Kevin will be instrumental in guiding the Company through its next stage of growth.”

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.